EXHIBIT 99.1
LA JOLLA PHARMACEUTICAL COMPANY
REPORTS THIRD QUARTER AND YEAR-TO-DATE
FINANCIAL RESULTS
SAN DIEGO, NOVEMBER 2, 2006 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) reported a net loss for the third quarter ended September 30, 2006 of $8.5 million, or $0.26 per share (on 32.5 million weighted average shares), compared to a net loss of $5.9 million, or $0.40 per share (on 14.8 million weighted average shares), for the third quarter of 2005. The net loss for the nine months ended September 30, 2006 was $28.8 million, or $0.88 per share (on 32.5 million weighted average shares), compared to a net loss of $21.3 million, or $1.47 per share (on 14.5 million weighted average shares), for the same period in 2005.
Research and development expenses increased to $7.7 million for the three months ended September 30, 2006 from $5.0 million for the same period in 2005. This increase was primarily due to an increase in Riquent®-related drug production and clinical trial expenses, share-based compensation expense recorded in connection with the January 1, 2006 adoption of Statement of Financial Accounting Standard No.123R, Share-Based Payment (SFAS 123R) and an increase in Riquent-related consulting expenses.
Research and development expenses increased to $23.8 million for the nine months ended September 30, 2006 from $17.5 million for the same period in 2005. This increase was primarily due to an increase in Riquent®-related drug production and clinical trial expenses. In addition, this increase was due to share-based compensation expense recorded in connection with the adoption of SFAS 123R and an increase in Riquent-related consulting expenses. These increases were partially offset by a decrease in termination benefits, mainly relating to severance, of approximately $1.0 million that was recorded in 2005 in connection with the termination of 44 research and development personnel, and the savings in salaries and related expenses as a result of this reduction in personnel.
General and administrative expenses increased to $1.5 million for the three months ended September 30, 2006 from $1.1 million for the same period in 2005. This increase was primarily due to share-based compensation expense recorded in connection with the adoption of SFAS 123R. This increase was partially offset by selected patent and license write-offs recorded in 2005.
General and administrative expenses increased to $7.2 million for the nine months ended September 30, 2006 from $4.2 million for the same period in 2005. This increase was primarily due to share-based compensation expense of approximately $2.6 million recorded in connection with the adoption of SFAS 123R. This increase was also due to the expense recorded in the first quarter of 2006 for severance to the former Chairman and Chief Executive Officer and an increase in general corporate consulting and professional outside services. These increases were partially offset by a decrease in termination benefits, mainly relating to severance, of approximately $0.5 million that was recorded in 2005 in connection with the termination of 16 general and administrative personnel, and the savings in salaries and related expenses as a result of this reduction in personnel.
Cash, cash equivalents and short-term investments as of September 30, 2006 were $50.2 million compared to $72.9 million as of December 31, 2005.
La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people around the world. The Company is developing Riquent® for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The Nasdaq Global Market under the symbol LJPC. For more information about the Company, visit its website: http://www.ljpc.com.
The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”), and any other drug candidate that we may develop, including the results of any trials or models that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our previous Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our SSAO inhibitor program is at a very early stage of development and involves comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date in our clinical trials or animal models may not be indicative of future results. In any event, regulatory authorities may require clinical trials in addition to our current clinical trials, or may not approve our drugs. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; our ability to pass all necessary regulatory inspections; the availability of sufficient financial resources; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Annual Report on Form 10-K for the year ended December 31, 2005, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.
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La Jolla Pharmaceutical Company
Condensed Consolidated Financial Statements (in thousands, except per share data)
Summary of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2006	2005	2006	2005
Research and development expenses	$7,687	$4,969	$23,764	$17,499
General and administrative expenses	1,546	1,081	7,171	4,224

Total expenses	9,233	6,050	30,935	21,723

Loss from operations	(9,233)	(6,050)	(30,935)	(21,723)

Interest income	701	155	2,211	498
Interest expense	(6)	(32)	(27)	(98)

Net loss	$(8,538)	$(5,927)	$(28,751)	$(21,323)

Basic and diluted net loss per share	$(0.26)	$(0.40)	$(0.88)	$(1.47)

Shares used in computing basic and diluted net loss per share	32,534	14,808	32,510	14,493
Balance Sheet Information

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Cash, cash equivalents, and short-term investments	$50,156	$72,877

Other assets	7,227	8,051

Total assets	$57,383	$80,928

Liabilities and Stockholders’ Equity
Liabilities	$4,642	$3,798

Stockholders’ equity	52,741	77,130

Total liabilities and stockholders’ equity	$57,383	$80,928